INSURED PERSONS	1[RICHARD ROE AND	JOINT SURVIVORSHIP FLEXIBLE
MARGARET ROE]
POLICY OWNER (S)	1[RICHARD ROE AND MARGARET ROE]
POLICY NUMBER	1[XX XXX XXX]
PREMIUM VARIABLE ADJUSTABLE LIFE
INSURANCE POLICY

AXA EQUITABLE LIFE INSURANCE COMPANY

HOME OFFICE: 2[1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 01014

(800) 777-6510    www.axa.com]

We agree to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

This is a joint survivorship flexible premium variable adjustable life insurance policy which provides for insurance payable upon the death of the second of the insured persons to die. You can, within limits:

•	make premium payments at any time and in any amount;

•	reduce the base policy face amount;

•	change the death benefit option;

•	change the allocation of net premiums and deductions among your investment options; and

•	transfer amounts among your investment options.

If the death benefit option of this policy when issued is Option A, this policy is guaranteed not to lapse during the No Lapse Guarantee period as shown in the “Policy Information” section of this policy, provided that premiums are paid in accordance with the “No Lapse Guarantee” provision of this policy, the death benefit option is always Option A, and any outstanding policy loan and accrued loan interest does not exceed the Policy Account Value. The No Lapse Guarantee does not apply if the death benefit option of this policy is or was at any time ever Option B.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We put your net premiums into your Policy Account. You may allocate them to one or more investment funds of our Separate Account(s) (SA) or to our Guaranteed Interest Account (GIA).

The portion of your Policy Account that is in an investment fund of our SA will vary up or down depending on the unit value of such investment fund, which in turn depends on the investment performance of the securities held by that fund. There are no minimum guarantees as to such portion of your Policy Account.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy.

The amount and duration of the death benefit may increase or decrease with investment experience. See the “Base Policy Death Benefit” provision of this policy for a description of the variable death benefit.

This is a non-participating policy.

Right to Examine Policy. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning this policy with a written request for cancellation to our Administrative Office within 3[10] days (3[30] days in case of replacement) from the date you receive it. If you do this, we will refund the Policy Account Value calculated as of the business day we receive your request for cancellation (or, as of the business day the agent receives your request), plus any charges deducted from premiums that were paid and from your Policy Account Value, minus any outstanding loan and accrued loan interest.

Read Your Policy Carefully. It is a legal contract between you and AXA Equitable Life Insurance Company.

2[	2[

Mark Pearson	Dave S. Hattem
Chairman of the Board and Chief Executive Officer]	Senior Executive Director
Secretary and Associate General Counsel]

ICC19-19-200	VUL SURVIVORSHIP

In this policy:	Administrative Office:

“We,” “our” and “us” mean AXA Equitable Life Insurance Company.

“You” and “your” mean the owner of this policy at the time an owner’s right is exercised.

Unless otherwise stated, all references to interest in this policy are effective annual rates of interest.

The address of our Administrative Office is shown in the “Policy Information” section of this policy. You should send correspondence to that office. Premium payments should be sent to the address listed on your billing notice.

Attained age means age on the birthday nearest to the beginning of the current policy year.	Copies of the application for this policy and any additional benefit riders are attached to the policy.

INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Maximum Deductions from Premium Payments in the “Policy Information” section of this policy, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

Our GIA earns interest at rates that will never be less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy. The principal, after deductions, is guaranteed.

If death benefit Option A is in effect, the death benefit is the base policy face amount and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the base policy face amount plus the amount in your Policy Account, except when it is a percentage of your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as defined in the “Base Policy Death Benefit” provision of this policy.

The insurance benefit of this policy is payable upon the death of the second of the insured persons to die while this policy is in force. No benefit is payable upon death of the first of the insured persons to die.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the base policy face amount, we may deduct a surrender charge from your Policy Account.

This is only a summary of what this policy provides. You should read the entire policy carefully. Its terms govern your rights and our obligations.

ICC19-19-200	Page 2	VUL SURVIVORSHIP

TABLE OF CONTENTS

Policy Information Section	Pages 3 & 4
Policy Information
The Investment Options of Your Policy
Transfers Among Investment Options
Table of Additional Benefits
1[Table of Guarantee Premiums]
Table of Maximum Deductions from Premium Payments
Table of Maximum Deductions from Your Policy Account
Table of Maximum Monthly Cost of Insurance Rates Per $1,000 of Base Policy Net Amount at Risk
Table of Surrender Charges for the Base Policy Face Amount
Table of Percentages of Policy Account
Table of Factors for Paid Up Death Benefit Guarantee

Those Who Benefit from this Policy	Page 5
Owner
Beneficiary
Changing the Owner or Beneficiary
Assignment

The Insurance Benefit We Pay	Pages 5 - 7
Interest on the Insurance Benefit We Pay
Base Policy Death Benefit
No Lapse Guarantee
Coverage After Age 100

Reducing the Face Amount of the Base Policy or Changing the Death Benefit Option	Page 7

The Premiums You Pay	Pages 7 - 9
Limits; Grace Period; Restoring Your Policy Benefits

Your Policy Account and How It Works	Pages 9 & 10
Premium Payments; Monthly Deductions; Cost of Insurance; Other Deductions

The Cash Surrender Value of this Policy	Pages 10 & 11
Cash Surrender Value
Net Cash Surrender Value
Surrender Charges
Partial Withdrawal

How a Loan Can Be Made	Pages 11 & 12
Policy Loans
Carry Over Loans
Loan Value
Loan Interest
Loan Repayment

Our Annual Report to You	Page 13

How Benefits Are Paid	Page 13

Other Important Information	Pages 13 - 15
Your Contract with Us
Policy Changes–Applicable Tax Law
Changes in Policy Cost Factors
Incontestability
Fraud Exception
Misstatement of Age or Sex
Suicide Exclusion
How We Measure Policy Periods and Anniversaries
How, When and What We May Defer
The Basis We Use for Computation
Change in Risk Classification
Policy Illustrations
Conformity with Interstate Insurance Product Regulation Commission Standards

ICC19-19-200	Page 2.1	VUL SURVIVORSHIP

POLICY INFORMATION

INSURED PERSONS	1[RICHARD ROE AND MARGARET ROE]

POLICY OWNER(S)	1[RICHARD ROE AND MARGARET ROE]

FACE AMOUNT
OF BASE POLICY	1[$200,000.00]

DEATH BENEFIT	1[OPTION A]		SEPARATE ACCOUNT 2[FP]

POLICY NUMBER	1[XX XXX XXX]		ISSUE AGE, SEX: 1[35, MALE]

BENEFICIARY	1[JANE DOE]		1[30, FEMALE]

REGISTER DATE	1[SEPTEMBER 1, 2019]	RATING CLASS:	1[PREFERRED/NON-TOBACCO USER]

1b[DATE OF ISSUE]	1c[SEPTEMBER 1, 2019]		1[PREFERRED/NON-TOBACCO USER]

3[STATE DEPARTMENT OF INSURANCE: (XXX) XXX-XXXX]

The life insurance qualification test is the Cash Value Accumulation Test.

The minimum base policy face amount is 4[$200,000.00].

As more fully described later in this policy, you may request starting in the 5[third] policy year a reduction in the base policy face amount. We will not permit a requested reduction in the base policy face amount unless it is at least 6[$10,000.00].

As more fully described later in this policy, you may request a change in death benefit option starting in the 7[third] policy year.

8[A minimum initial premium payment of 9[$100.00] is due on or before delivery of the policy. Each premium payment thereafter must be at least 10[$100.00]].

The planned periodic premium of 11[$100.00] is payable 12[quarterly].

The minimum guaranteed interest rate we credit to the portion of your Policy Account that is in our GIA is 2% per year.

The minimum loan amount is 13[$500.00].

Starting in the 14[second] policy year, you may request a partial withdrawal. The minimum partial withdrawal amount is 15[$500.00].

The maximum additional policy illustration charge is 16[$25.00].

17[The No Lapse Guarantee Period is 18[20] years from the Register Date. See the “No Lapse Guarantee” provision of this policy.

The No Lapse Guarantee Accumulation Rate is 19[3.5%] per year.]

20[The Estate Protector Rider provides for an additional 21[$244,000.00] of Death Benefit for the first four policy years from the Register Date upon the death of the second insured to die.]

22[The planned periodic premium shown above may not be sufficient to continue the policy and life insurance coverage in force during the lifetime of the last surviving insured person. The period for which the policy and coverage will continue in force will depend on changes in: (1) the amount, timing and frequency of premium payments; (2) the face amount and the death benefit option; (3) the interest rates credited to our GIA and the investment performance of the investment funds of our SA; (4) the monthly deductions from your Policy Account for this policy and any benefits provided by riders to this policy; (5) deductions from premium payments; and (6) loan and partial withdrawal activity.]

ICC19-19-200-3	Page 3	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[EFFECTIVE JUNE 1, 2022]

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and in the investment funds of our SA under this policy. Your Net Policy Account Value is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest.

Allocations.

This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such premium allocation percentages and deduction allocation percentages will also apply to subsequent premium and deduction allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, that deduction will be taken from your unloaned values in our GIA and in the investment funds of our SA in proportion to their respective values at the time of the deduction.

Our Guaranteed Interest Account (GIA)

Your Value in Our GIA.

The value you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. 1[We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the “Changes in Policy Cost Factors” provision of this policy. Such interest rates will not be less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy. Once interest above the minimum guaranteed interest rate is credited, it is non-forfeitable, except indirectly due to any surrender charges incurred. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown in the “Policy Information” section of this policy.

We credit interest on the loaned portion of our GIA daily. The annual interest rate we credit to the loaned portion of our GIA will never be less than the annual loan interest rate we charge minus 2[1%].] In no event will we credit less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy.

On each policy anniversary, and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

Our Separate Account (SA)

We established, and we maintain our SA under the laws of New York. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

Investment Funds of Our SA.

Our SA consists of investment funds. Each fund may: (1) invest its assets in a separate class of shares of a designated investment company, or companies, or (2) make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy.

We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

ICC19-19-200-3	Page 3.1	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[EFFECTIVE JUNE 1, 2022]

Your Value in the Investment Funds of Our SA.

The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund’s unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions. The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund’s unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a)

is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b)	is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c)	is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company’s shares held in each investment fund will be the value reported to us by that investment company.

1[Investment Expense Reduction

We will apply an Expense Reduction to the investment funds in the calculation of the daily unit values of each investment fund of our SA. The Expense Reduction for each investment fund will be determined based upon the net total annual portfolio operating expense of each investment fund’s corresponding portfolio, in the manner summarized in the table below.

For purposes of determining the Expense Reduction for each investment fund, we will use the net total annual portfolio operating expense of each investment fund’s corresponding portfolio (1) as shown in the portfolio prospectuses dated on or about 2[May 1st ] of each calendar year for existing portfolios which are already effective as of that date; or (2) as shown in the initial effective portfolio prospectuses for new portfolios that become effective after that date; whichever is applicable. The minimum annual Expense Reduction for each investment fund is 3[0.15%]; however, in no event will the annual Expense Reduction for each investment fund exceed the net total annual portfolio operating expenses of each investment fund’s corresponding portfolio as of the date each unit value is calculated.

Net Total Annual Portfolio Operating Expense (before Investment Expense Reduction)	Annual Investment Expense Reduction
7[[Less than 4[0.80%]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 5[0.40%]. However, in no event will the annual Investment Expense Reduction exceed the net total annual portfolio operating expenses.]

4[0.80%] through 6[1.15%]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 4[0.80%]].

Greater than 6[1.15%]	Annual Investment Expense Reduction will equal 3[0.15%]].

ICC19-19-200-3	Page 3.2	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[EFFECTIVE JUNE 1, 2022]

Changes to Our SA.

We may: (1) change or add designated investment companies; (2) add or remove investment funds; (3) withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund; and (4) combine any two or more investment funds.

The term investment fund in this policy will then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We also may:

1.	register or deregister any SA available under this policy under the Investment Company Act of 1940;

2.	run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3.	restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4.

operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval will be on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to one or more funds of our SA or to our GIA, and you may then change your premium allocation percentages. There will be no charge for such a transfer.

ICC19-19-200-3	Page 3.3	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TRANSFERS AMONG INVESTMENT OPTIONS 1a[EFFECTIVE JUNE 1, 2022]

1[There are two types of transfers under this policy as described below: (1) transfers by written request and (2) automatic transfers.]

Transfers by Written Request

Transfer requests in writing must be sent to us by U.S. mail unless we accept an alternative form of communication (such as internet or facsimile). The use of alternative forms of communication is subject to our rules then in effect for each such service. From time to time, we may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address on our records. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA.

We may:

2[

1.	limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2.	require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3.	establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4.	reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5.

restrict or prohibit transfers in connection with the execution of instructions from an investment fund of our SA to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares;

6.

impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.]

At your written request, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to the unloaned value of our GIA. Any such transfer will take effect on the date we receive your written request.

Once during each policy year, you may ask us, by written request, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 3[30 days prior to the policy anniversary and ending 60 days after the policy anniversary.] A transfer request received (1) up to 4[30 days prior to the policy anniversary] will become effective on the policy anniversary; (2) on or within 5[60 days after the policy anniversary] will become effective on the date the request is received. The maximum amount that you may transfer in any policy year is the greatest of (a) 6[$500.00], (b) 6a[25%] of the unloaned value in the GIA on the transfer effective date and 6b[ (c) the amount transferred from the unloaned value in our GIA in the immediately preceding policy year, if any.] In no event will we transfer more than your unloaned value in our GIA.

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of 7[$500.00] and your value in that investment fund on that date. The minimum amount that we will transfer from your value in our GIA on any date is the lesser of 8[$500.00] and your unloaned value in our GIA on that date.

However, we will waive these minimum transfer amount limitations for an investment fund of our SA or our GIA if the total amount being transferred on that date is at least 9[$500.00].

We may charge up to 10[$25.00] for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and from your unloaned value in our GIA in proportion to the respective amounts being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not deduct a charge for that transfer.

ICC19-19-200-3	Page 3.4	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TRANSFERS AMONG INVESTMENT OPTIONS 1a[EFFECTIVE JUNE 1, 2022]

1[Automatic Transfers

You may elect in your application for this policy to make automatic transfers of amounts from the 2[EQ/Money Market variable investment fund] into one or more other investment funds of our SA. The initial minimum amount allocated to the 2[EQ/Money Market variable investment fund] must be at least 3[$5,000.00] to exercise automatic monthly transfers. Each monthly transfer must be at least 4[$50.00]. The automatic transfer will take effect on the 5[first day of the second policy month] and will continue until the amount in the 2[EQ/Money Market variable investment fund] is depleted.

You may change your automatic transfer instructions at any time by written notice to us and by completing an application for the change. Any change to your automatic transfer instructions will take effect on the 6[first day of the next policy month.]

7[Automatic transfers will terminate if any Paid Up Death Benefit Guarantee is in effect under this policy.]]

ICC19-19-200-3	Page 3.5	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF ADDITIONAL BENEFITS 1a[EFFECTIVE JUNE 1, 2022]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF ADDITIONAL BENEFITS]

The additional benefit riders listed below are included in this policy:

1[Accelerated Death Benefit Rider for Terminal Illness

Cash Value Plus Rider

Estate Protector Rider

Option to Split Joint Survivorship Life Insurance Policy Upon Divorce Rider

Option to Split Joint Survivorship Life Insurance Policy Upon Federal Tax Law Change Rider

Paid Up Death Benefit Guarantee Endorsement

Unisex Endorsement]

ICC19-19-200-3	Page 3.6	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF GUARANTEE PREMIUMS 1a[EFFECTIVE JUNE 1, 2022]

BENEFITS	MONTHLY PREMIUM	1d[PREMIUM PERIOD]
No Lapse Guarantee	1c[$16.53]	1e[2[20] Years]

3[Cash Value Plus Rider	None	None

Estate Protector Rider	4[$2.74]	1e[5[4] Years]

Option to Split Joint Survivorship Life Insurance Policy Upon Divorce Rider	None	None

Option to Split Joint Survivorship Life Insurance Policy Upon Federal Tax Law Change Rider	None	None]

You can, within limits, make premium payments at any time and in any amount. However, the monthly premiums shown above are used to determine whether the No Lapse Guarantee benefit is in effect as described in the “Grace Period” provision of this policy.

If the Net Policy Account Value at the termination of the No Lapse Guarantee Period is not sufficient to cover total monthly deductions due at that time, this policy will terminate without value unless an additional payment is made.]

ICC19-19-200-3	Page 3.7	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM DEDUCTIONS FROM PREMIUM PAYMENTS 1a[EFFECTIVE JUNE 1, 2022]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF MAXIMUM DEDUCTIONS

FROM PREMIUM PAYMENTS]

Premium Charge:

We deduct an amount not to exceed 1[10%] from each premium payment.

FOR INFORMATION OR TO MAKE A COMPLAINT

ADMINISTRATIVE OFFICE:

AXA EQUITABLE LIFE INSURANCE COMPANY

2[LIFE OPERATIONS

8501 IBM DRIVE, SUITE 150

CHARLOTTE, NC 28262

(800) 777-6510

www.axa.com]

We will notify you of any change in our address. We will not consider any correspondence you send to us as having been received until it is recorded at our Administrative Office.

Contact for Contract State. Please use the contact information in the Policy Information section of this policy if you need to communicate with the state insurance department where your policy was purchased.

ICC19-19-200-4	Page 4	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT

1a[EFFECTIVE JUNE 1, 2022]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF MAXIMUM MONTHLY DEDUCTIONS FROM

YOUR POLICY ACCOUNT]

1c[PERIOD]

Base Policy Cost of Insurance Charge	Maximum monthly cost of insurance rate for the base policy (see Page 4.2) times thousands of base policy net amount at risk.	1d[1[70] Years]

Mortality and Expense Risk Charge	An amount not to exceed 2[0.06666%] of the amount of your Policy Account that is then allocated to the investment funds of our separate account.	1d[All Years]

Administrative Charge	First policy year: an amount not to exceed 3[$0.0650] for each $1,000.00 of initial base policy face amount plus an amount not to exceed 4[$20.00].	1d[1 Year]

	Second through tenth policy years: an amount not to exceed 5[$0.0650] for each $1,000.00 of current base policy face amount (but not more than the initial base policy face amount) plus an amount not to exceed 6[$10.00].	1d[1[9] Years]

	Eleventh and subsequent policy years: an amount not to exceed 7[$10.00].	1d[1[60] Years]

8[Estate Protector Rider	9[$3.05]	1d[10[4 Years]

Option to Split Joint Survivorship Life Insurance Policy Upon Divorce Rider	None	None

Option to Split Joint Survivorship Life Insurance Policy Upon Federal Tax Law Change Rider	None	None

Cash Value Plus Rider	11[$8.00]	1d[12[8] Years]]

ICC19-19-200-4	Page 4.1	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF BASE POLICY NET AMOUNT AT RISK 1a[EFFECTIVE JUNE 1, 2022]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF MAXIMUM MONTHLY COST OF INSURANCE

RATES PER $1,000 OF BASE POLICY NET AMOUNT AT RISK]

POLICY YEAR	RATE	POLICY YEAR	RATE	POLICY YEAR	RATE
1[1	0.00000	26	0.02117	51	2.09333
2	0.00008	27	0.02517	52	2.55192
3	0.00025	28	0.02983	53	3.06575
4	0.00033	29	0.03542	54	3.65192
5	0.00050	30	0.04200	55	4.33133

6	0.00075	31	0.04983	56	5.22358
7	0.00100	32	0.05917	57	6.09658
8	0.00133	33	0.07033	58	7.03767
9	0.00167	34	0.08375	59	8.07783
10	0.00200	35	0.10000	60	9.18250

11	0.00233	36	0.11958	61	10.34258
12	0.00275	37	0.14333	62	11.60050
13	0.00308	38	0.17233	63	12.94075
14	0.00350	39	0.20742	64	14.36542
15	0.00392	40	0.25017	65	15.78475

16	0.00442	41	0.30192	66	17.27950
17	0.00508	42	0.36467	67	19.07525
18	0.00592	43	0.44100	68	21.04625
19	0.00683	44	0.53342	69	23.20117
20	0.00800	45	0.64617	70	25.51725

21	0.00933	46	0.78442	71 AND	0.00000]
22	0.01092	47	0.95317	OVER
23	0.01275	48	1.15742
24	0.01508	49	1.40700
25	0.01783	50	1.71375

ICC19-19-200-4	Page 4.2	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF SURRENDER CHARGES

FOR THE BASE POLICY FACE AMOUNT 1a[EFFECTIVE JUNE 1, 2022]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF SURRENDER CHARGES. THE SURRENDER

CHARGE IN THE MONTH BEGINNING ON JULY 1, 2022 IS $1,632.67]

BEGINNING OF POLICY YEAR	CHARGE	BEGINNING OF POLICY YEAR	CHARGE
2[1	$1,885.47	9	$874.27
2	$1,759.07	10	$747.87
3	$1,632.67	11	$621.47
4	$1,506.27	12	$495.07
5	$1,379.87	13	$368.67
6	$1,253.47	14	$242.27
7	$1,127.07	15	$115.87
8	$1,000.67	16 AND LATER	$0.00	]

A surrender charge will be deducted from your Policy Account if this policy is given up for its Net Cash Surrender Value before the end of the surrender charge period. The surrender charge period for this policy is the first 3[fifteen] policy years. The surrender charge in the first policy month of each policy year is shown in the table above. Starting in policy year 3[one], the surrender charge declines uniformly in equal monthly amounts until it reaches zero in the twelfth month of policy year 3[fifteen].

If the base policy face amount is reduced within the first 3[fifteen] policy years, a surrender charge will be deducted from your Policy Account. See the “Surrender Charges” provision in this policy for a description of the surrender charge deducted for a face amount reduction.

ICC19-19-200-4	Page 4.3	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF PERCENTAGES OF POLICY ACCOUNT 1a[EFFECTIVE JUNE 1, 2022]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF PERCENTAGES OF POLICY ACCOUNT]

YOUNGER INSURED PERSON’S ATTAINED AGE	PERCENTAGE	YOUNGER INSURED PERSON’S ATTAINED AGE	PERCENTAGE
1[30	960.6%	65	247.6%
31	923.7%	66	238.5%
32	888.1%	67	229.9%
33	853.9%	68	221.6%
34	821.21	69	213.7%
35	789.6%	70	206.2%
36	759.3%	71	199.0%
37	730.1%	72	192.2%
38	702.1%	73	185.7%
39	675.2%	74	179.5%
40	649.3%	75	173.6%
41	624.5%	76	168.0%
42	600.5%	77	162.8%
43	577.6%	78	157.9%
44	555.5%	79	153.2%
45	534.2%	80	148.9%
46	513.8%	81	144.9%
47	494.1%	82	141.1%
48	475.3%	83	137.7%
49	457.1%	84	134.5%
50	439.7%	85	131.6%
51	422.9%	86	129.0%
52	406.8%	87	126.6%
53	391.4%	88	124.4%
54	376.5%	89	122.3%
55	362.2%	90	120.4%
56	348.5%	91	118.6%
57	335.4%	92	117.0%
58	322.7%	93	115.3%
59	310.6%	94	113.7%
60	299.0%	95	112.0%
61	287.8%	96	110.3%
62	277.1%	97	108.3%
63	266.8%	98	106.1%
64	257.0%	99	103.4%
		100 AND OVER	101.0%]

This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the “Code”). Accordingly, even if this policy states otherwise, at no time will the death benefits under the policy be less than the cash surrender value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. At no time will the “death benefit” under the policy be less than the applicable percentage of the “cash surrender value” of the policy. In addition, we may take certain actions, described in the policy, to meet the definitions and limitations in the Code.

ICC19-19-200-4	Page 4.4	VUL SURVIVORSHIP

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF FACTORS FOR PAID UP DEATH BENEFIT GUARANTEE 1a[EFFECTIVE JUNE 1, 2022]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF FACTORS FOR

PAID UP DEATH BENEFIT GUARANTEE]

POLICY YEAR	FACTOR	POLICY YEAR	FACTOR	POLICY YEAR	FACTOR
1[1	0.11925	30	0.34425	59	0.81479
2	0.12372	31	0.35683	60	0.82760
3	0.12836	32	0.36982	61	0.83986
4	0.13317	33	0.38324	62	0.85174
5	0.13816	34	0.39708	63	0.86336

6	0.14334	35	0.41136	64	0.87489
7	0.14871	36	0.42608	65	0.88659
8	0.15427	37	0.44122	66	0.89897
9	0.16004	38	0.45680	67	0.91256
10	0.16603	39	0.47280	68	0.92792

11	0.17223	40	0.48921	69	0.94617
12	0.17867	41	0.50602	70	0.96917
13	0.18534	42	0.52319
14	0.19226	43	0.54072
15	0.19944	44	0.55856

16	0.20688	45	0.57668
17	0.21459	46	0.59502
18	0.22259	47	0.61353
19	0.23088	48	0.63212
20	0.23948	49	0.65073

21	0.24838	50	0.66926
22	0.25761	51	0.68759
23	0.26717	52	0.70558
24	0.27708	53	0.72309
25	0.28733	54	0.74010

26	0.29796	55	0.75656
27	0.30895	56	0.77240
28	0.32032	57	0.78723
29	0.33209	58	0.80134

ICC19-19-200-4	Page 4.5	VUL SURVIVORSHIP

Those Who Benefit from this Policy

Owner.

Unless otherwise stated in the application, or later changed, the owner of this policy is the insured persons jointly and, after the death of the first of the insured persons to die, the surviving insured person.

The owner can exercise all the rights of this policy while at least one of the insured persons is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy. While two or more persons own this policy jointly, the exercise of rights in the policy must be made by all jointly.

Beneficiary.

The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named. If more than one beneficiary is named, they can be classified as primary or contingent. The Insurance Benefit will be paid to the primary beneficiaries who survive the second of the insured persons to die. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have stated otherwise.

If there is no beneficiary living at the death of the second of the insured persons to die, we will pay the Insurance Benefit to such insured person’s surviving children in equal shares, unless you have stated otherwise. If none survive, we will pay such insured person’s estate.

Changing the Owner or Beneficiary.

While either or both insured persons are living, you may change the owner or beneficiary by written notice in a form satisfactory to us.

You can get such a form from your agent or by writing to us. If a beneficiary is designated irrevocable, any change will require the written consent of that beneficiary. The change will take effect on the date you sign the notice, unless otherwise specified by you, except that it will not apply to any payment we make or other action we take before we record the notice. We may restrict changes in ownership in order to satisfy applicable laws or regulations.

Assignment.

You may assign this policy; however, we will not be bound by an assignment unless we have recorded it. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee. The assignment, unless otherwise specified by you, will take effect on the date you sign the assignment notice, except that it will not apply to any payment we make or other action we take before we record the notice. We may restrict assignments in order to satisfy applicable laws or regulations.

The Insurance Benefit We Pay

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the second of the insured persons to die when we receive: (1) proof that both insured persons died while this policy was in force; and (2) proof of the interest of the claimant; and (3) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of death of the second of the insured persons to die:

•	the death benefit described in the “Base Policy Death Benefit” provision of this policy;

•	plus any other benefits then due from riders to this policy, which are payable to the base policy beneficiary;

•	minus any policy loan and accrued loan interest, or liens;

•

minus any overdue deductions from your Policy Account if the death of the second of the insured persons to die occurs during a grace period. (If the death of the second of the insured persons to die occurs during a grace period within the No Lapse Guarantee Period, this amount will be the lesser of the overdue deductions or the premium amount that would have been necessary to pass the No Lapse Guarantee Premium Fund test. See the “Grace Period” provision of this policy for more information).

Proof of the first death must be given to us when it occurs, even if no insurance benefits are to be paid at such time.

ICC19-19-200	Page 5	VUL SURVIVORSHIP

Interest on the Insurance Benefit We Pay.

Interest on the resulting amount stated above shall accrue and be payable from the date of death of the second of the insured persons to die. Interest shall accrue at a rate not less than the Two-Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate or rates, we will use the rate in effect on the date of death of the second of the insured persons to die.

Interest shall accrue at the effective annual rate determined above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of items 1, 2 and 3 below:

1.	the date that due proof of death of both insured persons is received by us;

2.	the date the company receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds;

3.

the date that legal impediments to payment of proceeds that depend on the action of parties other than the company are resolved and sufficient evidence of the same is provided to the company. Legal impediments to payment include but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy State and Federal reporting requirements.

Base Policy Death Benefit.

The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the second of the insured persons to die.

Under Option A, the base policy death benefit is the greater of (a) the base policy face amount; or (b) a percentage of the amount in your Policy Account on the date of death of the second of the insured persons to die. Under this option, the amount of the base policy death benefit is fixed, except when it is determined by such percentage.

Under Option B, the base policy death benefit is the greater of (a) the base policy face amount plus the amount in your Policy Account on the date of death of the second of the insured persons to die; or (b) a percentage of the amount in your Policy Account on the date of death of the second of the insured persons to die. Under this option the amount of the base policy death benefit is variable.

The percentages referred to above are the percentages from the Table of Percentages of Policy Account shown in the “Policy Information” section of this policy for the younger insured person’s age (nearest birthday) at the beginning of the policy year of determination.

No Lapse Guarantee.

This policy is guaranteed not to lapse during the No Lapse Guarantee Period shown in the “Policy Information” section of this policy, provided that (a) at the beginning of each policy month the sum of premium payments accumulated at the No Lapse Guarantee Accumulation Rate, if any, shown in the “Policy Information” section of this policy, less any partial withdrawals accumulated at the No Lapse Guarantee Accumulation Rate, if any, is at least equal to the sum of the monthly No Lapse Guarantee Premium(s) for the base policy and guarantee premiums for any additional benefit riders shown in the Table of Guarantee Premiums in the “Policy Information” section of this policy, accumulated at the No Lapse Guarantee Accumulation Rate, if any (b) the death benefit option is always Option A, and (c) any outstanding policy loan and accrued loan interest does not exceed the Policy Account Value. Certain policy changes after issue will change the No Lapse Guarantee Premium(s); however, they will not start a new guarantee period. As long as the Net Policy Account Value is sufficient to cover the total monthly deductions, the policy will not go into default even if you do not pay premiums sufficient to maintain this guarantee. The No Lapse Guarantee applies only if the death benefit option of this policy when issued is Option A; furthermore, the guarantee will terminate on the effective date of a change to death benefit Option B during the guarantee period.

ICC19-19-200	Page 6	VUL SURVIVORSHIP

Coverage After Age 100.

If this policy is in force on the policy anniversary nearest the 100th birthday of the younger insured person (or if that person is not then living, on the policy anniversary nearest what would have been the 100th birthday of the younger insured person), it will remain in force during the lifetime of either or both insured persons subject to the “Loan Repayment” provision of this policy. The death benefit will continue to be determined as described in the “Base Policy Death Benefit” provision of this policy. No premium payments (except payments required to keep the policy in force under the grace period), partial withdrawals, reductions in face amount or changes in death benefit option will be permitted on or after the policy anniversary nearest the 100th birthday of the younger insured person. However, policy loans, loan repayments, and transfers among your investment options may continue to be made, subject to our normal rules as stated in other provisions of the policy pertaining to these items. No deductions for cost of insurance or administrative charges (except for the mortality and expense risk charge) will be made after the policy anniversary nearest the 100th birthday of the younger insured person. This policy may not qualify as life insurance if it is continued beyond the policy anniversary nearest the 100th birthday of the younger insured person and may be subject to adverse tax consequences. You should consult a tax advisor prior to continuing coverage beyond that time.

Reducing the Face Amount of the Base Policy or Changing the Death Benefit Option

You may reduce the face amount of the base policy or change the death benefit option by written request to us at our Administrative Office, subject to the following conditions:

1.

Starting in the policy year shown in the “Policy Information” section of this policy and prior to the policy anniversary nearest the 100th birthday of the younger insured person, you may ask us to reduce the base policy face amount. The base policy face amount after the reduction must not be less than the minimum base policy face amount shown in the “Policy Information” section of this policy. Any such reduction in the face amount may not be less than the amount shown in the “Policy Information” section of this policy. If you reduce the base policy face amount before the end of any period during which a surrender charge is applicable as shown in the “Policy Information” section of this policy, we will deduct a proportionate amount of any applicable surrender charge from your Policy Account; see the “Surrender Charges” provision of this policy for more information.

2.

Starting in the policy year shown in the “Policy Information” section of this policy. you can change the death benefit option. Any requested change to death benefit Option B must be made prior to the policy anniversary nearest the 86th birthday of the younger insured person. Any requested change to death benefit Option A must be made prior to the policy anniversary nearest the 100th birthday of the younger insured person. If you ask us to change from Option A to Option B, we will reduce the base policy face amount by the amount in your Policy Account on the date the change takes effect. However, we will decline to make such change if it would reduce the base policy face amount to less than the minimum base policy face amount shown in the “Policy Information” section of this policy. If you ask us to change from Option B to Option A, we will increase the base policy face amount by the amount in your Policy Account on the date the change takes effect. Such reductions and increases in the base policy face amount are made so that the death benefit remains the same on the date the change takes effect.

3.	The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

4.

We may decline to make any change that we believe would cause this policy to fail to qualify as life insurance under applicable tax law. We also may decline to make any change that we believe may cause this policy to lose its ability to be tested for Federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables. See the “Policy Changes–Applicable Tax Law” provision of this policy for more information.

5.

You may ask for a change by completing an application for change, which you can get from your agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new “Policy Information” section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.

The Premiums You Pay

The minimum initial premium payment shown in the “Policy Information” section of this policy is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. Other premiums may be paid at our Administrative Office at any time prior to the policy anniversary nearest the 100th birthday of the younger insured person while this policy is in force.

We will send premium notices to you for the planned periodic premium shown in the “Policy Information” section of this policy. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy’s values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment.

ICC19-19-200	Page 7	VUL SURVIVORSHIP

If you stop paying premiums, insurance coverage will continue for as long as your Net Policy Account Value is sufficient to cover the monthly deductions described in the “Monthly Deductions” provision of this policy, with a further extension of coverage as described in the “Grace Period” provision of this policy.

Limits.

Each premium payment after the initial one must be at least the amount shown in the “Policy Information” section of this policy. We may increase this minimum limit 90 days after we send you written notice of such increase. We may limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of your Policy Account, as described in the “Base Policy Death Benefit” provision of this policy), unless you provide satisfactory evidence of insurability of the insured persons or surviving insured person and it would not cause this policy to lose its ability to be tested for Federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables.

We also may not accept premium payments or may return excess amounts that we believe would cause this policy to fail to qualify as life insurance under applicable tax law unless premiums are necessary to continue coverage.

Grace Period.

At the beginning of each policy month, we compare your Net Policy Account Value (this is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest) to the total monthly deductions described in the “Monthly Deductions” provision of this policy. If your Net Policy Account Value is sufficient to cover the total monthly deductions, this policy is not in default.

If your Net Policy Account Value at the beginning of any policy month is not sufficient to cover the total monthly deductions, but the No Lapse Guarantee is in effect, we will perform the following calculations to determine whether the policy is in default:

1.

Determine the No Lapse Guarantee Premium fund. The No Lapse Guarantee Premium fund for any policy month is the accumulation of all the monthly No Lapse Guarantee Premiums for the base policy and guarantee premiums for any additional benefit riders, shown in the Table of Guarantee Premiums in the “Policy Information” section of this policy, accumulated at the No Lapse Guarantee Accumulation Rate, if any, shown in the “Policy Information” section of this policy, from the Register Date of the policy up to that month.

2.

Determine the actual premium fund. The actual premium fund for any policy month is the accumulation of all the premiums received, accumulated at the No Lapse Guarantee Accumulation Rate, if any, minus all withdrawals, accumulated at the No Lapse Guarantee Accumulation Rate, if any, from the Register Date of the policy up to that month.

3.

If the result in Step 2 is greater than or equal to the result in Step 1, and any outstanding policy loan and accrued loan interest does not exceed the Policy Account Value, the policy is not in default. The No Lapse Guarantee will be in effect and monthly deductions will be taken up to the amount in the Policy Account.

4.

If the result in Step 2 is less than the result in Step 1, or if the result in Step 2 is greater than or equal to the result in Step 1 but an outstanding policy loan and accrued loan interest exceeds the Policy Account Value, the policy is in default as of the first day of that policy month. This is the date of default.

If the No Lapse Guarantee was never applicable or is no longer in effect, the calculations described above are not performed. In that case, if the Net Policy Account Value at the beginning of any policy month is less than the monthly deductions for that month, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records at the last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will be an amount sufficient to increase your Net Policy Account Value to cover all monthly deductions for 3 months, calculated assuming no interest or investment performance was credited to or charged against your Policy Account and assuming no policy changes were made. However, if default occurs during the No Lapse Guarantee Period, the payment required will not be greater than the sum of:

1.	The premium amount, if any, necessary to pass the No Lapse Guarantee Premium Fund test as described above; and

2.	The loan repayment amount necessary to repay any outstanding policy loan and accrued loan interest.

If we do not receive such amount at our Administrative Office postmarked within the grace period, we will then (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at the last known addresses stating that this policy has ended without value.

If we receive the requested amount postmarked within the grace period, but your Net Policy Account Value is still insufficient to cover the total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

ICC19-19-200	Page 8	VUL SURVIVORSHIP

If the death of the second of the insured persons to die occurs during a grace period, we will pay the Insurance Benefit as described on Page 5.

Restoring Your Policy Benefits.

If this policy has ended without value and was not given up for its Net Cash Surrender Value, you may restore policy benefits if both insured persons are alive or if one insured person is alive and the policy ended without value after the death of the other insured person. In order to restore benefits, you must:

1.	ask for restoration of policy benefits within 3 years from the end of the grace period;

2.	provide evidence of insurability satisfactory to us; and

3.

make the required payment. The required payment will be an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; and (ii) the premium charge. We will determine the amount of this required payment as if no interest or investment performance was credited to or charged against your Policy Account.

We will not restore the policy unless at least one insured person is alive on the effective date of policy restoration.

The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request. We will deduct an amount not to exceed the premium charge shown in the “Table of Maximum Deductions From Premium Payments” from the required payment. Your Policy Account on the date of restoration will be equal to the balance of the required payment. We will start to make monthly deductions again as of the effective date of restoration. The schedule of surrender charges that was applicable on the date of default will also be applicable to the restored policy. Any remaining No Lapse Guarantee period as measured from the policy Register Date will not be restored if this policy is restored.

We may decline to restore this policy if we believe it would cause this policy to fail to qualify as life insurance under applicable tax law. We also may decline a restoration that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables. See the “Policy Changes–Applicable Tax Law” provision of this policy for more information.

Your Policy Account and How It Works

Premium Payments.

When we receive your premium payments, we deduct an amount not to exceed the premium charge shown in the Table of Maximum Deductions from Premium Payments in the “Policy Information” section of this policy, and any overdue monthly deductions. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the “Policy Information” section of this policy, is received at our Administrative Office.

Monthly Deductions.

At the beginning of each policy month we make a deduction from your Policy Account to cover the charges described below. If you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon policy delivery, your monthly deductions commence as of the Register Date. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

•	the monthly administrative charges;

•	the monthly mortality and expense risk charge;

•	the monthly cost of insurance for the insured persons; and

•	the monthly cost of any benefits provided by riders to this policy.

Cost of Insurance.

The monthly cost of insurance at the beginning of any policy month equals (a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus (b) any flat extra charge shown in the “Policy Information” section of this policy. The net amount at risk at any time is the base policy death benefit (calculated as of that time) minus the amount in your Policy Account at that time.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in the “Changes in Policy Cost Factors” provision of this policy. They will never be more than those shown in the Table of Maximum Monthly Cost of Insurance Rates Per $1,000 of Base Policy Net Amount at Risk in the “Policy Information” section of this policy.

No deduction is made (except for the mortality and expense risk charge) after the policy anniversary nearest the 100th birthday of the younger insured person.

ICC19-19-200	Page 9	VUL SURVIVORSHIP

Other Deductions.

•

We deduct a surrender charge if, before the end of any period during which a surrender charge is applicable as shown in the “Policy Information” section of this policy, you give up this policy for its Net Cash Surrender Value or you reduce the base policy face amount.

•

We may also deduct a charge from your Policy Account for certain transfers as they occur. See the “Transfers by Written Request” provision in the “Policy Information” section of this policy, for more information.

The Cash Surrender Value of this Policy

Cash Surrender Value.

The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any applicable surrender charge.

Net Cash Surrender Value.

The Net Cash Surrender Value is equal to the Cash Surrender Value minus any outstanding policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while either or both insured persons are living. You may do this by sending us this policy along with a written request for cancellation or surrender to our Administrative Office. Your written request for cancellation or surrender must include the following:

1.	a statement that makes it clear that you intend to surrender the policy;

2.	the policy number of the policy to be surrendered;

3.	the names of the insured persons and your name (if other than the insured persons) and address where proceeds should be mailed;

4.

your signature and, if required by a legally binding document of which we have an actual notice, the signature of a collateral assignee or other person having an interest in the policy through the legally binding document; and

5.

if the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed.

If this policy has a Cash Surrender Value and is being given up for its Net Cash Surrender Value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. Withholding rules may also apply to other distributions under this policy.

We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. All insurance coverage under this policy ends on the date we receive your written request.

Surrender Charges.

If you give up this policy for its Net Cash Surrender Value before the end of any period during which a surrender charge is applicable as shown in the “Policy Information” section of this policy, we will deduct a surrender charge from your Policy Account. A table of surrender charges for the base policy face amount is in the “Policy Information” section of this policy.

If the base policy face amount is reduced before the end of any period during which a surrender charge is applicable as shown in the “Policy Information” section of this policy, we will also deduct a proportionate amount of any applicable surrender charge from your Policy Account. Any deductions for surrender charges will be made in accordance with the “Allocations” provision of this policy. We will send you a new “Policy Information” section, in the event of a reduction in the base policy face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

Assuming you have not previously changed the base policy face amount, a proportionate surrender charge will be determined by dividing the amount of the reduction in base policy face amount by the initial base policy face amount of insurance, and then multiplying that fraction by the surrender charge immediately before the reduction. The proportionate surrender charge will not exceed the unloaned Policy Account at the time of the reduction. If a proportionate surrender charge is made, the surrender charges shown in the table in the “Policy Information” section will be reduced proportionately. We will not deduct a proportionate surrender charge if the reduction resulted from a change of the death benefit option.

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Partial Withdrawal.

Starting in the policy year shown in the “Policy Information” section of this policy, while this policy is in force, you may ask for a partial withdrawal of the Net Cash Surrender Value while either or both insured persons are living. Such request must be made prior to the policy anniversary nearest the 100th birthday of the younger insured person. You may send your written request for a partial withdrawal to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum partial withdrawal amount shown in the “Policy Information” section of this policy. We may decline a request for a partial withdrawal if we believe this would cause the policy to fail to qualify as life insurance under applicable tax law. We will decline a request for a partial withdrawal if this would cause a decrease in the base policy face amount to less than the minimum base policy face amount shown in the “Policy Information” section of this policy.

A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the death benefit is Option A, and the death benefit minus the amount to be withdrawn is less than the base policy face amount, the base policy face amount will be reduced to the death benefit minus the amount to be withdrawn. If the death benefit is Option B, the base policy face amount will not be reduced.

Under either death benefit option, the partial withdrawal will result in a reduction in your death benefit. The death benefit after the withdrawal will be determined as described in the “Base Policy Death Benefit” provision of this policy based on your Policy Account and the base policy face amount after the withdrawal. There will be no proportionate surrender charge due to a decrease in the base policy face amount resulting from a partial withdrawal.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the withdrawal as indicated above, we will take the withdrawal from your unloaned values in our GIA and in the investment funds of our SA in proportion to their respective values at the time of the withdrawal.

Such withdrawal and resulting reduction in the death benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office. We will send you a new “Policy Information” section if a withdrawal results in a reduction in the face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

How a Loan Can Be Made

Policy Loans.

You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the minimum loan amount shown in the “Policy Information” section of this policy. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.

Carry Over Loans.

If this policy was issued based, in whole or in part, upon an exchange of another life insurance policy, any existing loan transferred from the exchanged policy as approved by us subject to our rules then in effect will be put into the loaned portion of your Policy Account. For purposes of determining any premium charge as described in the “Table of Maximum Deductions from Premium Payments” in the “Policy Information” section of this policy, we will consider the transferred loan amount as premium received by us in consideration of issuing this policy. If a refund is made under the “Right to Examine Policy” provision of this policy, we will deduct any outstanding policy loan and accrued loan interest from that refund.

Loan Value.

The loan value on any date is 90% of the Cash Surrender Value on that date. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be made in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate the loan to your unloaned values in our GIA and in the investment funds of our SA in proportion to their respective values at the time of the loan.

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The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.

Loan Interest.

Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year will be the greater of (1) the “Published Monthly Average,” as defined below, for the calendar month that ends two months before the date of determination or (2) the minimum guaranteed interest rate appearing in the “Policy Information” section of this policy, plus 1% per year. “Published Monthly Average” means the Moody’s Corporate Bond Yield Average – Monthly Average Corporates published by Moody’s Investors Service, Inc., or any successor to it. If such averages are no longer published, we will use such other averages as may be permitted by the Interstate Insurance Product Regulation Commission.

No change in the rate shall be less than 1⁄2 of 1% per year. We may increase the rate whenever the maximum rate exceeds the rate being charged by 1⁄2 of 1% or more. We will reduce the rate to or below the maximum rate if the maximum is lower than the rate being charged by 1⁄2 of 1% or more. We may set a rate lower than the maximum.

We will notify you of the initial loan interest rate when you take out a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, it will be allocated to your unloaned values in our GIA and in the investment funds of our SA in proportion to their respective values at that time. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate then in effect.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of your Policy Account.

Loan Repayment.

You may repay all or part of a policy loan at any time while either or both of the insured persons are alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month your Net Policy Account Value is less than the total monthly deduction then due, if any. In that case, the “Grace Period” provision of this policy will apply.

A policy loan may have a permanent effect on your benefits under this policy even if it is repaid. During any period in which there is an outstanding loan, the interest rate we credit to the loaned portion of your Policy Account may be different than the rate we credit to the unloaned portion of your Policy Account. See the “Your Value in our GIA” provision of this policy for more information.

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Our Annual Report to You

For each policy year we will send you without charge a report for this policy that will show the premiums paid and any other information as may be required by state or Federal law, in addition to the following information required by the Interstate Insurance Product Regulation Commission:

•	the beginning and end dates of the current report period;

•	the value of your Policy Account (i.e., any amounts you have in the investment funds of our SA and in our GIA), if any, at the beginning and end of the current report period;

•

the amounts that have been credited to and debited from your Policy Account during the current report period (such as premium payments, interest credited, cost of insurance charges for the policy and any additional benefit riders, mortality and expense risk charges, administrative charges, premium charges, and withdrawals);

•	the current death benefit at the end of the current report period;

•	any Cash Surrender Value and any policy loan with the current loan interest rate at the end of the current report period; and

•

a notice, if applicable, that the policy may terminate without value before the end of the next reporting period unless additional premiums are paid (assuming guaranteed interest, the investment performance of the investment funds of our SA, cost of insurance charges, and premium charges).

How Benefits Are Paid

The Insurance Benefit or your Net Cash Surrender Value withdrawals are paid immediately in one sum. Amounts paid will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

Other Important Information

Your Contract with Us.

This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium payment shown in the “Policy Information” section of this policy. This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional “Policy Information” sections added to this policy, make up the entire contract.

Only our Chairman of the Board, our President or a person authorized by our Board of Directors can modify this policy or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

Policy Changes — Applicable Tax Law.

For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify as life insurance under the Code or successor law. Therefore, as stated earlier in this policy, we may decline to accept premium payments, change death benefit options, change the face amount, or permit partial withdrawals that we believe would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we may make changes in this policy or its riders (for example, in the percentages referred to in the “Base Policy Death Benefit” provision of this policy), or require additional premium payments, or make distributions to you from this policy or change the face amount to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes. We also may decline any change that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables.

Changes in Policy Cost Factors.

Changes in policy cost factors (interest rates we credit to the Guaranteed Interest Account, cost of insurance rates, the premium charge, the administrative charge, any mortality and expense risk charge, and the rates for any additional benefit riders) will be on a basis that is equitable to all policies belonging to a given class, and will be determined based on reasonable assumptions as to expenses, mortality, investment income, lapses and policy and contract claims associated with morbidity. For the sake of clarity, the assumptions referenced above include taxes, the cost of hedging, longevity, volatility, other market conditions, surrenders, persistency, conversions, disability, accident, illness, inability to perform activities of daily living, and cognitive impairment, if applicable. Any change in policy cost factors will never result in an interest crediting rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be on a prospective basis, that is, any change will be determined based on future anticipated or emerging experience.

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Incontestability.

We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. Any action of contest will begin promptly upon notice of death. However, with respect to each insured person, in the absence of fraud we will not contest the validity of this policy after it has been in effect during the lifetime of that insured person for two years from the date of issue shown in the “Policy Information” section of this policy. No later than 90 days from the end of the second policy year, we will mail you a notice requesting that you tell us if either insured person has died. Failure to tell us of the death of an insured person will not avoid a contest, if we have basis to contest the policy, even if the policy is still in force.

We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. In the absence of fraud, we will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured persons or insured person living at the time the change or restoration takes effect.

No material misstatement shall be used to contest a claim unless contained in an application, in absence of fraud.

All statements made by, or by the authority of, the applicant in an application are, in the absence of fraud, representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

Fraud Exception.

As the term is used in this policy, fraud shall mean false statements, representations or warranties knowingly and intentionally provided, or caused to be provided, by any person involved in the procurement of any coverage or any change to existing coverage provided under the policy, for the purpose of inducing the company to accept a risk or assume a hazard it would otherwise not have so accepted or assumed. This provision applies where permitted by applicable state law.

Misstatement of Age or Sex.

If either or both insured persons’ age or sex has been misstated on any application, and we become aware of this fact while either of the insured persons is alive, we will not make any retrospective recalculation of the Policy Account. However, future monthly deductions from the Policy Account will be based upon the rates for the correct age and sex.

If either or both insured persons’ age or sex has been misstated on any application, and we become aware of this fact on or after the date of death of the second of the insured persons to die, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the correct ages and sexes.

Suicide Exclusion.

If the second of the insured persons to die commits suicide (while sane or insane) within two years after the date of issue shown in the “Policy Information” section of this policy, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any outstanding policy loan and accrued loan interest, or liens and minus any partial withdrawal. If the second of the insured persons to die commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase.

How We Measure Policy Periods and Anniversaries.

We measure policy years, policy months, and policy anniversaries from the Register Date shown in the “Policy Information” section of this policy. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

How, When and What We May Defer.

We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed for trading; or (2) the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1.	determination and payment of Net Cash Surrender Value withdrawals (except when used to pay premiums to us);

2.	determination and payment of any death benefit in excess of the base policy face amount;

3.	payment of loans (except when used to pay premiums to us);

4.	determination of the unit values of the investment funds of our SA; and

5.	any requested transfer.

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As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will allow interest at a rate that is not less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy, on any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

The Basis We Use for Computation.

Any cash values and paid-up nonforfeiture benefits available under the policy are not less than the minimum values and benefits required by or pursuant to Section 4C(6) of the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV. We have filed with the Interstate Insurance Product Regulation Commission a detailed statement of the basis of the charges for this policy and of our method of computing the charges, values and benefits of this policy.

We use the 2017 Commissioners Standard Ordinary Male or Female, Smoker or Non-Smoker Age Nearest Birthday Ultimate Mortality Tables as the basis for determining maximum cost of insurance rates, net single premiums, and minimum cash surrender values. We take account of the sex, issue age, class of risk and tobacco user status of each insured person and of the policy year. However, the maximum cost of insurance rates, net single premiums, and minimum cash surrender values for the base policy do not vary by class of risk of insured persons for risk classifications of Standard or better.

The minimum guaranteed interest rate we credit to the portion of your Policy Account in our GIA is shown in the “Policy Information” section of this policy.

Change in Risk Classification.

Either or both insured persons may be eligible for a more favorable risk classification, if available, including a change from tobacco user rates to non-tobacco user rates. Upon request, we will provide forms and instructions as to how you may apply for such a change. The change will be based upon our general underwriting rules in effect at the time of application, which may be different from those that applied at the time this policy was issued. An application for a change in tobacco user status may be evaluated based on other underwriting criteria as well as tobacco use and may include a definition of tobacco use different from that which applied at the time this policy was issued. This change, if approved, may result in lower future cost of insurance rates starting on the effective date of the change. However, cost of insurance rates depend on the rating classification of both insured persons even if only one survives at the time of the application for change.

The change in risk classification, if approved, will take effect at the start of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be included with the new “Policy Information” section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to us to make the change. This change may have adverse tax consequences.

The change in risk classification will be contestable; however, in the absence of fraud, we will not contest the change after it has been in effect for two years during the lifetime of the insured person or insured persons living at the time the change took effect. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the prior risk classification.

Policy Illustrations.

Upon request we will give you an illustration of the potential future benefits under this policy, based upon both guaranteed and current non-guaranteed cost factor assumptions. We will provide the first illustration requested in a policy year free of charge. We charge an amount not to exceed the amount shown in the “Policy Information” section of this policy for each additional illustration requested in a policy year.

Conformity with Interstate Insurance Product Regulation Commission Standards.

This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision in this policy that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date for this product type is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date.

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AXA EQUITABLE

LIFE INSURANCE COMPANY

Home Office: [1290 Avenue of the Americas, New York, New York 10104]

This is a Joint Survivorship Flexible Premium Variable Adjustable Life Insurance Policy. The Insurance Benefit is payable upon the death of the second of the insured persons to die while this policy is in force. Premiums may be paid while both or either insured person is living and before the policy anniversary nearest the 100th birthday of the younger insured person. Values provided by this policy are based on declared interest rates and on the unit values of the investment funds of a Separate Account, which in turn depend on the investment performance of the securities held by such investment funds. They are not guaranteed as to dollar amount. This is a non-participating policy.

ICC19-19-200